Exhibit 99.1

October 2006 Golden Grain Energy Member Update Golden Grain Energy • 1822 43rd St. SW • Mason City, IA 50401 641-423-8525 • www.goldengrainenergy.com

Nominations needed for 3 board seats

Three positions will be up for election at the Annual Meeting in February 2007. Members are welcome to submit nominations for the positions.

Board members whose three-year terms are expiring are: Dave Sovereign, Stan Laures and Ron Pumphrey.

To nominate someone for the board, please contact one of the following nomination committee members:

Jim Boeding: 563-382-3000

Duane Lynch: 641-394-4276

Ray Wiley: 641-394-4541

Nominations must be submitted by Nov 1.

The top was lifted onto the first of four new fermenters Friday, Sept. 22.

Cement work, tank construction under way

With about 54 construction personnel on site each day, expansion of the Golden Grain Energy plant is moving quickly. The site has not been hit by heavy rains that fell elsewhere in the region, meaning cement work has stayed on schedule.

All of the cement work has been completed for the fermentation, distillation and slurry areas, along with most of the cement work for the new energy center, where the dryers have already been set. Crews have also started pouring for the new cooling tower.

Construction of the 375,000 bushels of grain storage has been completed and is awaiting electrical work.

Winbco is busy welding the fermenters.

Grading has been completed

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Income reaches $1.05 per unit

Golden Grain Energy is pleased to report its profits for the 3rd quarter, ended July 31, 2006, were $16,778,776, an equivalent of $.68 per unit or nearly three times the income per unit as the same quarter last year.

That brings earnings for the first nine months of the fiscal year to $1.05 per unit or $26,776,255.

Strong ethanol prices coupled with increased levels of production were contributors to the increase in revenues and profits, as reported in the company filing with the SEC.

Average price per gallon was 55% higher during the 3rd quarter of 2006 compared to the 3rd quarter of 2005.

Management anticipates some weakening in ethanol price for the 4th quarter of 2006 since seasonal demand for gasoline historically decreases as the summer driving season dwindles.

The complete 3rd quarter SEC filing can be found on the Golden Grain web site under Investor Relations or by clicking www.goldengrainenergy.com/plant_sec.htm.

Taxes follow soaring profits

As previously reported in July’s newsletter, GGE will be issuing two Schedule K-1s this year.

One will be for the 2006 fiscal year (November 2005-October 2006) and the other will be for the two months ended December 31, 2006. Income for each K-1 will be allocated, by month, for the percentage of the period(s) you held your units.

At the present time, GGE anticipates to report net book income of approximately $1.75 to $1.95 per share for the 14-month period between November 1, 2005 and December 31, 2006.

GGE expects the taxable income to mirror the book income for the 14-months, less an approximate $.08 per unit credit for the Federal Small Ethanol Producer credit and the Domestic Manufacturer Deduction.

Although nothing has been declared by the Board of Directors, they are committed to ensuring the tax liabilities of our members are substantially covered with a distribution.

We anticipate declaring a distribution of approximately 40-50% of the taxable income for the 14-month taxable period sometime in December 2006 and paying the distribution in February 2007 However, please remember that all distributions are at the discretion of the board of directors and there is no assurance or guarantee that this distribution will be declared or paid at the dates currently anticipated or at all.

Another reminder: only those who are members on the holder of record date will receive a distribution, and distributions are not typically taxable in the year they are paid, but they do decrease the tax basis of your investment in GGE. The amount reported to you on your K-1 typically increases the tax basis of your investment.

The amount of taxable income that is reported to you depends on the appropriate allocation of time you held units during the tax period(s).

Construction begins on Absolute Energy, LLC plant

Construction began this summer on the 100 million gallon Absolute Energy, LLC plant near St. Ansgar.  The plant will process 35 million bushels of corn into 100 million gallons of ethanol and 320,000 tons of distillers grains annually. Fagen Inc. is design-builder for the plant, which will incorporate a process design by ICM Inc.

Golden Grain Energy LLC invested $4 million in Absolute Energy, giving it a 6.1% ownership share of the developing plant and a seat on the board.

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

Changes add information to web site

In an effort to keep our members informed of happenings in the company, Golden Grain continues to upgrade its web site by adding information.

One recent addition is in the unit trading section; a unit trading history has been added. The history spells out how many units have been sold, and for what amounts, and is updated after each month’s board meeting. (Board meetings are typically the third Monday of each month.)

The site also includes photos of the construction process and will soon provide photos of staff and the board of directors. A virtual tour of the plant is also being developed and should be available by the end of October. You can find Golden Grain on the web at www.goldengrainenergy.com.

PAC golf outing, auction raises $7,000

More than 150 Golden Grain Energy members and friends attended the August golf outing, dinner and auction to raise funds for the Golden Grain Energy Political Action Committee.

The golf outing and dinner generated $3,000 to be contributed to campaign funds for candidates around the state of Iowa who support ethanol, with another $4,000 raised by the auction.

Guest speaker for the event was Bob Dinneen, President and CEO of the Renewable Fuels Association, a nationwide lobbying and advocacy group for the renewable fuels industry.

Funds from the outing have been distributed to Iowa candidates for state or national office with the assistance of the Iowa Renewable Fuels Association, which helped analyze candidates and their stances regarding ethanol.

Endorsing Northey for Iowa Secretary of Agriculture

Golden Grain Energy PAC has endorsed Bill Northey for the position of Secretary of Agriculture. Northey, a Spirit Lake farmer and the Republican candidate, has a track record of supporting ethanol, including having served as the Iowa Corn Promotion Board’s representative to the Renewable Fuels Association.

“We feel it is essential for the rural and farming population to get out and vote in this race,” says Jerry Calease, Golden Grain Energy PAC chairman.

Calease says Northey’s opponent Denise O’Brien will likely be popular with urban voters, but she does not have the background in production agriculture that Northey can bring to the statehouse.

Corn crop forecast to be second-largest ever

The National Agricultural Statistics Service’s (NASS) monthly Crop Production Report is projecting an 11.114 billion bushel corn crop for marketing year 2006, making it the second-largest crop on record. The largest corn crop was harvested in 2004 - 11.8 billion bushels. Iowa is projected to lead the nation in state production with 2.16 billion bushels. Illinois is pegged as the No. 2 state in production, reaching nearly 2 billion bushels. Both states are expected to produce 174 bushels per acre.

Golden Grain Energy LLC
Board of Directors

Dave Sovereign, Chairman
Stephen Eastman, Vice Chairman
Ron Pumphrey, Secretary
Jim Boeding
Stan Laures
Jerry Calease
Marion Cagley
Steve Core
Leslie Hansen
Duane Lynch
Bernard Retterath
Steve Sukup

Management Team

Walter Wendland, President & CEO
Steve Dietz, Commodity Manager
Chad E. Kuhlers, Plant Manager
Christy Marchand, Chief Financial Officer
Tom Dennstedt, Lab Manager

1822 43rd St. SW
Mason City, IA 50401
641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.goldengrainenergy.com
info@ggecorn.com

The driers have already been set in place for the new energy center.

Expansion progress on track

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for the tank farm area that will hold finished ethanol. A liner will be installed shortly, followed by erection of two 1 million gallon tanks, as soon as the liner and base are complete.

Fagen crews continue to work on installing the piping throughout the site that will eventually link the existing plant to the expansion. Electricians are also putting in place wiring and cable trays for the expansion.

The expansion, which was started in May, has a tentative completion date of July 2007.

Oil extraction part of plant expansion

Golden Grain Energy has signed an agreement with an unrelated third party for extraction of oil from solubles as part of the ethanol production process. The company hopes to produces approximately 4 million gallons of corn oil for biodiesel annually once the expansion is operating.